Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of Redback Networks Inc. of our report dated January 15, 2003, except as to the fourth, fifth and sixth paragraphs of Note 1 which is as of August 5, 2003, relating to the financial statements and financial statement schedule of Redback Networks Inc. which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Consolidated Historical Financial Data” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Jose, California

August 5, 2003